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                                                                    EXHIBIT 21.1



                          LIST OF SUBSIDIARIES AS OF
                               DECEMBER 31, 2000


(1)  Compact Discs Management, Inc., a Delaware corporation.

(2)  CD Warehouse Finance Company, a Nevada corporation.

(3)  CD Warehouse.com, Inc., a Nevada corporation (dissolved February 28, 2001).

(4) Compact Discs Distribution, Inc., a Nevada corporation (dissolved January 29, 2001).